Exhibit 10.3.9

EXECUTION COPY

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”) is entered into as of April 30, 2007, by and among Westaff Support, Inc., (the “Company”), Westaff, Inc. (“Parent”) and Patricia M. Newman (“Executive”) (collectively, the “Parties”).

1              Resignation as Chief Executive Officer and Board Member. Executive shall resign from her positions as the Company’s President and Chief Executive Officer, and from her position on Parent’s Board of Directors (the “Board”), effective on May 1, 2007 (the “Effective Date”). Within ten (10) business days following the later of (a) the Effective Date and (b) the date upon which Executive signs this Agreement, Executive shall receive a lump-sum severance payment equal to one (1) year of her current base salary, in accordance with Section 7(b) of her Employment Agreement dated March 16, 2005 (the “Employment Agreement”). For avoidance of doubt, the Parties acknowledge that this lump-sum severance payment will equal Four Hundred Fifty Thousand Dollars ($450,000), less applicable tax withholdings.

2.             Equity. On the Effective Date, (a) all of Executive’s outstanding options to purchase common stock of the Company dated April 7, 2005, August 15, 2000 and August 14, 2002 shall become fully vested and exercisable, and (b) all shares of Company restricted stock held by Executive shall become fully vested. The exercise period for Executive’s vested options shall expire ninety (90) days following the Service Termination Date (as defined below). As provided in Section 12 (“Net Exercise”) of this Agreement, Executive may exercise those options by paying the net exercise price in stock that is the subject of the options, and that net exercise of the options may be accomplished on any day, notwithstanding otherwise applicable restrictions on trading of shares by an executive, director, or former executive or director of Company..

3.             Transitional Assistance. The Parties have agreed that after the Effective Date, Executive shall serve the Company as a consultant through September 1, 2007 (the “Service Termination Date”) at which time her further consulting services to the Company will terminate. Executive will serve as a consultant to the Company from the Effective Date through the Service Termination Date (the “Transition Period”), to provide transitional support to members of management, and will serve as an advisor to the Board and attend meetings of the Board as requested by Parent. During the Transition Period, Executive will continue to receive her current base salary and Allowance and maintain her current employee benefits coverage in the form of COBRA continuation coverage paid for by the Company. On the Effective Date, Executive shall receive payment of her accrued but unused vacation time and any accrued but unpaid Allowance and base pay for the period through the Effective Date. On the Service Termination Date, Executive shall receive payment of any accrued but unpaid Allowance and base pay through the Service Termination Date. Except as specifically provided herein, all benefits and perquisites of employment will cease as of the Service Termination Date or earlier termination by Executive of her consulting services.

4.             Completion Payment. Executive shall be eligible for an additional lump sum payment of Two Hundred Thousand Dollars ($200,000), less applicable tax withholdings,

following completion of the Transition Period (the “Completion Payment”). Executive shall receive this payment within ten (10) business days following the earlier of (a) the Effective Date and (b) the date upon which Executive signs the General Release of Claims attached hereto as Exhibit A. Executive shall be eligible to receive the Completion Payment if she is terminated by the Company without “Cause”. Executive shall not, however, be eligible for any portion of the Completion Payment if she resigns from her engagement as a consultant with the Company prior to the Service Termination Date, or if her engagement as a consultant is terminated by the Company for Cause. For purposes of this Agreement, “Cause” shall be defined in accordance with Section 7(a) of the Employment Agreement.

5.             Release of Claims. In exchange for the benefits provided herein, Executive completely releases the Company, Parent, its and their affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Executive may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, stock options, and all claims arising from Executive’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing, the Company and Parent are not released from any obligations (whether under their Certificate of Incorporation, Bylaws, applicable state law, any indemnification agreement or otherwise) to indemnify and defend Executive from and against all claims brought against Executive by shareholders or third parties, including without limitation any shareholder derivative suit, by reason of her status as an officer or director of the Company or Parent or the actions of the Company or Parent or the Board of Directors of the Company or Parent while she was an officer or director (collectively “Indemnification Claims”.) As such, any obligations of Parent under any Indemnification Agreement between Parent and Executive shall continue to be in effect with respect to such Indemnification Claims.

Executive acknowledges that she has 21 days to consider this Agreement (but may elect to sign it at any time beforehand), and may consult an attorney in doing so. Executive also acknowledges that she may revoke this Agreement within 7 days of signing it by sending a certified letter to that effect to Westaff, Inc., 298 North Wiget Lane, Walnut Creek, California 94598 Attention: Chief Financial Officer. Executive understands and agrees that this Agreement shall not become effective or enforceable and no payments or benefits will be provided hereunder until the 7-day revocation period has expired.

Effective upon Executive’s release of claims if she does not revoke this Agreement during the 7-day period, Company and Parent release Executive from all claims, known or unknown, and waive any rights under Section 1542 of the California Civil Code set out in Section 6 below.

6.             Waiver of Unknown Claims. Executive agrees that because the foregoing release specifically covers known and unknown claims, Executive waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.             Non-Disclosure of Company Information. Executive agrees to keep confidential and not to disclose any and all trade secrets or confidential information of the Company and/or its customers, including, but not limited to, customer lists, business plan information, terms and conditions of sales, and confidential personnel information. Executive acknowledges her continuing obligations under the Confidentiality, Invention, Design Agreement dated May 19, 2005 that she signed as a condition of her employment with the Company.

8.             Dispute Resolution. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein being released, shall be subject to final and binding arbitration in San Francisco, California before the American Arbitration Association under its Commercial Arbitration Rules In any such arbitration, the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award and shall be awarded its reasonable attorney’s fees and costs.

9.             Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties, supersedes and replaces any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by all Parties. The Parties further agree that, if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the Parties shall be construed and enforced accordingly. This Agreement shall be governed by California law.

10.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.           Acknowledgement. The Parties acknowledge that (i) they have read and understand the Agreement and they are fully aware of its legal effect; (ii) they have had an opportunity to consult with counsel in regard to this Agreement; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by any other Party, other than those contained in this Agreement.

12.           Net Exercise. In lieu of cash exercising her options referred to in section 2 (“Equity”) of this Agreement, Executive may elect to receive shares equal to the value of her option or options (or the portion thereof being exercised) by notice of such election in writing, in which event the Company shall issue to the holder hereof a number of shares of its Common Stock computed using the following formula:

X = Y(A-B)/A

Where	X	—	The number of shares of Common Stock to be issued to the holder of the options being exercised.
	Y	—	The number of shares of purchasable under the exercised options.
	A	—	The fair market value of one share of the Company’s Common Stock.
	B	—	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Paragraph 12, the fair market value of the Common Stock, if publicly traded, shall be reported closing price of the Shares for the day immediately preceding the exercise of this Warrant. If the Shares are not publicly traded, their fair market value shall be the price per share that the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from authorized but unissued shares, as such prices shall be determined by reference to the most recent sale or issuance by the Company of Common Stock.

13.           Press Release. Company agrees to issue a press release, substantially similar to that set forth on Exhibit B and mutually agreeable to Executive and Company (the “Agreed Press Release”), describing Executive’s change of status, on or before May 3, 2007 and agrees to post and maintain the Agreed Press Release on the Company’s Web site along with its other news releases for 2007.

14.           Recommendation. Parent agrees to have its director or directors provide a letter of recommendation at Executive’s request substantially similar to that separately agreed between Executive and Parent (the “Recommendation Letter”) and to cause Janet Brady or another appropriate person knowledgeable about Executive’s performance during her tenure as Company CEO to provide a telephonic reference for Executive substantially similar to the Recommendation Letter at Executive’s request.

15.           Office Furniture. Executive currently uses office furniture provided to her to be ergonomically tailored to her use to avoid back or neck strain (the “Personalized Furniture”). Company agrees to continue to permit Executive’s use of the Personalized Furniture during the Transition Period, and at her request to provide her with the Personalized Furniture at the Service Termination Date.

16.           Executive’s Legal and Accounting Fees. Upon reasonable documentation of the costs, Company agrees to reimburse Executive for her reasonable attorneys’ fees, not to exceed $10,000, in connection with the drafting, review and negotiation of this Agreement and the transition services, termination of employment, and mutual release it contemplates. Upon reasonable documentation of the costs, Company agrees to provide, on a timely basis, form 1099s and other tax information necessary for Executive to file her tax returns in connection with the transactions contemplated in this Agreement and agrees to reimburse Executive for her reasonable accounting and tax planning costs, not to exceed $10,000, associated with her separation from the company and exercise of the options and vesting of the restricted stock as provided in this Agreement. Otherwise, except as expressly provided, each of Company and Executive will bear their own attorneys’ fees and other professional fees in connection with the negotiation and enforcement of this Agreement.

The parties have duly executed this Agreement as of the date(s) indicated below.

EXECUTIVE:

/s/ P. M. Newman		Date: April 30, 2007
Patricia M. Newman

COMPANY:

Westaff Support, Inc.

By:	/s/ Bonnie A. McDonald	Date: April 30, 2007
Name: Bonnie A. McDonald
Title: Vice President

PARENT:

Westaff, Inc.

Date: April 30, 2007
By:	/s/ Ronald D. Stevens
Name: Ronald D. Stevens
Title: Director

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In accordance with Section 3 of the Transition and Release Agreement dated April 30, 2007, by and among Westaff Support, Inc., (the “Company”), Westaff, Inc. (“Parent”) and Patricia M. Newman (“Executive”) (the “Agreement”), Executive has elected to enter into this General Release of Claims (“Release”) on the following terms:

In exchange for the Completion Payment provided under Section 3 of the Agreement, Executive completely releases the Company, Parent, its and their affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Executive may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, stock options, and all claims arising from Executive’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs.

Executive agrees that because this Release specifically covers known and unknown claims, Executive waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the foregoing, the Company and Parent are not released from any obligations (whether under their Certificate of Incorporation, Bylaws, applicable state law, any indemnification agreement or otherwise) to indemnify and defend Executive from and against all claims brought against Executive by shareholders or third parties, including without limitation any shareholder derivative suit, by reason of her status as an officer or director of the Company or Parent or the actions of the Company or Parent or the Board of Directors of the Company or Parent while she was an officer or director (collectively “Indemnification Claims”.) As such, any obligations of Parent under any Indemnification Agreement between Parent and Executive shall continue to be in effect with respect to such Indemnification Claims.

Executive acknowledges that Executive has 21 days to consider this Release (but may elect to sign it at any time beforehand), and may consult an attorney in doing so. Executive also acknowledges that she may revoke this Release within 7 days of signing it by sending a certified letter to that effect to Westaff, Inc., 298 North Wiget Lane, Walnut Creek, California 94598 Attention: Chief Financial Officer. Executive understands and agrees that this Release shall not become effective or enforceable and no payments or benefits will be provided until the 7-day revocation period has expired.

Executive acknowledges that she has read this Release, fully understands all of its provisions and the consequences of signing it, and agrees to all of its conditions.

EXECUTIVE:

/s/ P. M. Newman	Date:	April 30, 2007
Patricia M. Newman